AGREEMENT AND PLAN OF SHARE EXCHANGE

                         DATED AS OF SEPTEMBER 25, 2OO1

                                     BETWEEN

                                  XPEDIAN, INC.

                                       AND

                            GALA ENTERTAINMENT, INC.



TABLE OF CONTENTS

ARTICLE 1 The Share Exchange
  Section 1.1 The Share Exchange
  Section 1.2. Effective Time
  Section 1.3. Closing of the Share Exchange
  Section 1.4. Effects of the Share Exchange
  Section E.5. Board of Directors and Officers
  Section 1.6. Exchange of Shares
  Section 1.7. Exchange of Certificates
  Section 1.3. Stock Options
  Section 1.9. Taking of Necessary Action; Further Action
  Section 1.10. Change of Domicile

ARTICLE 2 Representations and Warranties of XPDN
  Section 2.1. Organization and Qualification
  Section 2.2. Capitalization of XPDN
  Section 2.3. Authority Relative to this Agreement; Recommendations
  Section 2.4. SEC Reports; Financial Statements
  Section 2.5. Information Supplied
  Section 2.6. Consents and Approvals; No Violations
  Section 2.7. No Default
  Section 2.8. No Undisclosed Liabilities; Absence of Changes
  Section 2.9. Litigation
  Section 2.10. Compliance with Applicable Law
  Section 2.11. Employee Benefit Plans; Labor Matters
  Section 2.12. Environmental Laws and Regulations
  Section 2.13. Tax Matters
  Section 2.14. Title to Property
  Section 2.15. Intellectual Property
  Section 2.16. Insurance
  Section 2.17. Vote Required
  Section 2.18. Tax Treatment
  Section 2.19. Affiliates
  Section 2.20. Certain Business Practices
  Section 2.21. Insider Interests
  Section 2.22. Opinion of Financial Adviser
  Section 2.23. Disclosure
  Section 2.24. No Existing Discussion
  Section 2.25. Material Contracts

ARTICLE 3. Representations and Warranties of GALA
  Section 3.1. Organization and Qualification
  Section 3.2. Capitalization of GALA
  Section 3.3. Authority Relative to this Agreement; Recommendation
  Section 3.4. SEC Reports; Financial Statements
  Section 3.5. Information Supplied
  Section 3.6. Consents and Approvals; No Violations
  Section 3.7. No Default
  Section 3.8 No Undisclosed Liabilities; Absence of Changes
  Section 3.9. Litigation
  Section 3.10. Compliance with Applicable Law
  Section 3.11. Employee Benefit Plans; Labor Matters
  Section 3.12. Environmental Laws and Regulations
  Section 3.13. Tax Matters
  Section 3.14. Title to Property
  Section 3.15. Intellectual Property
  Section 3.16. Insurance
  Section 3.17. Vote Required
  Section 3.18. Tax Treatment
  Section 3.19. Affiliates
  Section 3.20. Certain. Business Practices
  Section 3.21. Insider Interests
  Section 3.22. Opinion of Financial Adviser
  Section 3.23. Disclosure
  Section 3.24. No Existing Discussions
  Section 3.25. Material Contracts

ARTICLE 4. Covenants
  Section 4.1. Conduct of Business of XPDN
  Section 4.2. Conduct of Business of GALA
  Section 4.3. Preparation of the Proxy Statement
  Section 4.4. Other Potential Acquirers
  Section 4.5. Meetings of Stockholders
  Section 4.6. NASD OTC:BB Listing
  Section 4.7. Access to Information
  Section 4.8. Additional Agreements; Reasonable Efforts
  Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans
  Section 4.10. Public Announcements
  Section 4.11. Indemnification
  Section 4.12. Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of tile Share Exchange
  Section 5.1. Conditions to Each Party's Obligations to Effect the Share
               Exchange
  Section 5.2. Conditions to the Obligations of XPDN
  Section 5.3. Conditions to the Obligations of GALA

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1. Termination
  Section 6.2. Effect of Termination
  Section 6.3. Fees and Expenses
  Section 6.4. Amendment
  Section 6.5. Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1. Nonsurvival of Representations and Warranties
  Section 7.2. Entire Agreement; Assignment
  Section 7.3. Validity
  Section 7.4. Notices
  Section 7.5. Governing Law
  Section 7.6. Descriptive Headings
  Section 7.7. Parties in Interest
  Section 7.8. Certain Definitions
  Section 7.9. Personal Liability
  Section 7.10. Specific Performance
  Section 7.11. Construction
  Section 7.12. Counterparts
  Section 7.13.  Termination After Effective Date
  Section 7.14.  Trademark

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

     This Agreement and Plan of Share Exchange (this "Agreement"), dated as of September 25, 2001 is between XPEDIAN, INC., a Florida corporation ("XPDN"), and GALA ENTERTAINMENT, INC., a Florida corporation ("GALA ").

     Whereas, the Boards of Directors of XPDN and GALA each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Share Exchange (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Share Exchange in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Share Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, XPDN and GALA desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

     Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, XPDN and GALA hereby agree as follows;

                             ARTICLE I

                             The Share Exchange

     Section 1.1 The Share Exchange. XPEDIAN, INC., a Florida Corporation, at the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with and pursuant to the Florida Business Corporation Act (the "FBCA"), shall exchange the shares as set forth below for one hundred percent (100%) of the issued and outstanding shares of GALA (as defined below) (the "Share Exchange"). Following the Share Exchange, GALA shall continue as a wholly owned subsidiary of XPEDIAN, INC., and XPEDIAN, INC. shall be the "acquiring" corporation (the "Acquiring Corporation"), and shall continue to be governed by the laws of the jurisdiction of its incorporation or organization. The Share Exchange is intended to qualify as a tax-free reorganization under Section 368 of the Code as it relates to the non-cash Exchange of stock referenced herein.

     Section 1.2 - Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Share Exchange (the "Share Exchange Certificate") shall be duly executed and acknowledged by GALA and XPDN, and thereafter the Share Exchange Certificate reflecting the Share Exchange shall be delivered to the Secretary of State of the State of Florida for filing pursuant to the FBCA on the Closing Date (as defined in Section 1.3). The
Share Exchange shall become effective at such time as a properly executed and certified copy of the Share Exchange Certificate is duly filed by the Secretary of State of the State of Florida in accordance with the FBCA or such later time as the parties may agree upon and set forth in the Share Exchange Certificate (the time at which the Share Exchange becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3 Closing of the Share Exchange. The closing of the Share Exchange (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in
Article 5 (the "Closing Date"), at the offices of the Law Office of L. Van Stillman, PA, 1177 George Bush Blvd. Suite 308, Delray Beach, Florida 33483, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Share Exchange. The Share Exchange shall have the effects set forth in the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of GALA shall vest in the Acquiring Corporation, and GALA shall remain a wholly owned subsidiary of XPDN.

     Section 1.5. Board of Directors and Officers XPDN. At or prior to the Effective Time, each of GALA and XPDN agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of XPDN to be seven persons and (ii) to cause Clyde Aycock, Eric Henshiel, Michael Heilman, Jeffrey Stoller, Don Golden, ____________ and (the "GALA Designees") to be elected as directors of XPDN. In addition, majority stockholders of XPDN prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the GALA Designees to serve on XPDN's Board of Directors until the 2001 Annual Meeting. If a GALA Designee, respectively, shall decline or be unable to serve as a director prior to the Effective Time, GALA shall nominate another person to serve in such person's stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Jeff Stoller shall be Chief Executive Officer, President , and Michael Heilman shall be Secretary and Treasurer of XPDN.

     Section 1.6. Exchange of Shares.
                  -------------------

     (a) At the Effective Time, each share of common stock, par value $.001 per share of GALA (individually a "GALA Share" and collectively, the "GALA Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of GALA , or XPDN or the holder thereof; be converted into and shall become fully paid and nonassessable XPDN common shares. The holder(s) of GALA shares shall receive a total of 40,800,000 XPDN shares, to be distributed pro rata.

     (b) At the Effective Time, each share of preferred stock, par value $100.00 per share of GALA (individually a "GALA Share" and collectively, the "GALA Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of GALA , or XPDN or the holder thereof; be converted into and shall become fully paid and nonassessable XPDN preferred shares of an equal par value.

     (c) At the Effective Time, each GALA share held in the treasury of GALA, immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of GALA or XPDN be canceled, retired and cease to exist and no payment shall be made with respect thereto.

      Section 1.7. Exchange of Certificates.
                   ------------------------

     (a) Prior to the Effective Time, XPDN shall enter into an agreement with, and shall deposit with, The Law Office of L. Van Stillman, or such other agent or agents as may be satisfactory to XPDN and GALA (the "Exchange Agent"), for the benefit of the holders of GALA Shares, for Exchange through the Exchange Agent in accordance with this Article I; certificates representing the appropriate number of XPDN Shares to be issued to holders of GALA Shares issuable pursuant to Section 1.6 in Exchange for outstanding GALA Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding GALA Shares (the "Certificates") whose shares were converted into the right to receive XPDN Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GALA and XPDN may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in Exchange for certificates representing XPDN Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in Exchange therefore a certificate representing that number of whole XPDN Shares which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In no event will fractional shares be issued, but if a certificate holder is entitled to a fractional interest, said interest will be rounded up to the nearest whole number. In no event will XPDN be obligated to issue shares in excess of the amount provided for in this agreement, or 40,800,000 shares. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing XPDN Shares as contemplated by this Agreement.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to XPDN Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the XPDN Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for GALA Shares or XPDN Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in Exchange thereforee, upon the making of an affidavit of that fact by the holder thereof such XPDN Shares if any, as may be required pursuant to this Agreement; provided, however, that XPDN or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All XPDN Shares issued upon the surrender for Exchange of GALA Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such GALA Shares. There shall be no further registration of transfers on the stock transfer books of either of GALA or XPDN of the GALA Shares or XPDN Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to XPDN for any reason, they shall be canceled and Exchanged as provided in this Article I.

     (f) No fractional XPDN Shares shall be issued in the Share Exchange, but in lieu thereof each holder of GALA Shares otherwise entitled to a fractional XPDN Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

     Section 1.8. Stock Options. At the Effective Time, each outstanding option to purchase GALA shares, if any (a "GALA Stock Option" or collectively, "GALA Stock Options") issued pursuant to any GALA Stock Option Plan or GALA Long Term Incentive Plan whether vested or unvested, shall be cancelled.

     Section 1.9 Taking of Necessary Action: Further Action. If, at any time after the Effective Time, GALA or XPDN reasonably determines that any deeds, assignments, or instruments or confirmations or transfer are necessary or desirable to carry out the purposes of this Agreement and to vest XPDN with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GALA ) the officers and directors of XPDN and GALA are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.


                                    ARTICLE 2

                     Representations and Warranties of XPDN

     Except as set forth on the Disclosure Schedule delivered by XPDN to GALA (the "XPDN Disclosure Schedule"), XPDN hereby represents and warrants to GALA as follows:


     Section 2.1 - Organization and ion and Qualification.

     (a) XPDN is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on XPDN When used in connection with XPDN, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of XPDN, other than any change or effect arising out of general economic conditions unrelated to any business in which XPDN is engaged, or (ii) that may impair the ability of XPDN to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) XPDN has heretofore delivered to GALA accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of XPDN. Except as set forth on Schedule 2.1 of the XPDN Disclosure Schedule, XPDN is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on XPDN.

     Section 2.2. Capitalization of XPDN.
                  ----------------------

     (a) The authorized capital stock of XPDN consists of: (i) One Hundred Million Common Shares, of which, as of September 24, 2001, 59,175,430 XPDN Shares were issued and outstanding, (ii) No preferred shares are authorized, and no XPDN Shares were held in treasury. All of the outstanding XPDN Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of XPDN, (ii) securities of XPDN convertible into or Exchangeable for shares of capital stock or voting securities of XPDN, except for the preferred shares of XPDN, (iii) options or other rights to acquire from XPDN and, except as described in the XPDN SEC Reports (as defined below), no obligations of XPDN to issue, any capital stock, voting securities or securities convertible into or Exchangeable for capital stock or voting securities of XPDN, and (iv) equity equivalents, interests in the ownership or earnings of XPDN or other similar rights (collectively, "XPDN Securities"). As of the date hereof; except as set forth on Schedule 2.2(a) of the XPDN Disclosure Schedule there are no outstanding obligations of XPDN or its subsidiaries to repurchase, redeem or otherwise acquire any XPDN Securities or stockholder agreements, voting trusts or other agreements or understandings to which XPDN is a party or by which it its bound relating to the voting or registration of any shares of capital stock of XPDN. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The XPDN Shares constitute the only class of equity securities of XPDN registered or required to be registered under the Exchange Act.

     (c) XPDN does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

    Section 2.3. Authority Relative to this Agreement; Recommendation.
                 -----------------------------------------------------

          XPDN has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of XPDN (the "XPDN Board") and no other corporate proceedings on the part of XPDN are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by XPDN and constitutes a valid, legal and binding agreement of XPDN, enforceable against XPDN in accordance with its terms.

     Section 2.4. SEC Reports, Financial Statements.
                  ---------------------------------

     (a) XPDN has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the filing of its initial registration statement on Form 1OSB, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. XPDN has heretofore delivered or promptly will deliver prior to the Effective Date to GALA , in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, (ii) all definitive proxy statements relating to XPDN's meetings of stockholders (whether annual or special) held, if any, and (iii) all other reports or registration statements filed by XPDN with the SEC since the filing of the Company's 10-SB (all of the foregoing, collectively, the "XPDN SEC Reports"). None of such XPDN SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of XPDN included in the XPDN SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of XPDN as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the XPDN SEC Reports have been so filed.

     (b) XPDN has heretofore made available or promptly will make available to GALA a complete and correct copy of any amendments or modifications which are required to he filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by XPDN with the SEC pursuant to the Exchange Act.


     Section. 2.5.  THIS SECTION LEFT BLANK INTENTIONALLY
                       -------------------------------------

     Section. 2.6. Consents and Approvals; No Violations.
                   ------------------------------------- Except for filings,
permits,authorizations, consents and approvals as may be required under, and other applicable requirements to the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Share Exchange Certificate as required by the FBCA and as set forth on Schedule 2.6 of the XPDN Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by XPDN of this Agreement or the consummation by XPDN of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on XPDN.

     Except as set forth in Section 2.6 of the XPDN Disclosure Schedule, neither the execution, delivery and performance of this Agreement by XPDN nor the consummation by XPDN of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of XPDN, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which XPDN is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to XPDN or any or its properties or assets, except in the case of
(ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on XPDN.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the XPDN Disclosure Schedule, XPDN is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which XPDN is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to XPDN or any of its respective properties or assets, except in, the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on XPDN. Except as set forth in Section 2.7 of the XPDN Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which XPDN is now a party or by which its respective properties or assets may be bound that is material to XPDN and that has not expired is in full force and effect and is not subject to any material default thereunder of which XPDN is aware by any party obligated to XPDN thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the XPDN Disclosure Schedule and except as and to the extent publicly disclosed by XPDN in the XPDN SEC Reports, as of March 31, 2001, XPDN does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of XPDN (including the notes thereto) or which would have a Material Adverse Effect on XPDN. Except as publicly disclosed by XPDN, since March 31, 2001, XPDN has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to XPDN having or which reasonably could be expected to have, a Material Adverse Effect on XPDN. Except as and to the extent publicly disclosed by XPDN in the XPDN SEC Reports and except as set forth in Section 2.8 of the XPDN Disclosure Schedule, since March 31, 2001, there has not been (i) any material change by XPDN in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by XPDN of any of its assets having a Material Adverse Effect on XPDN, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as publicly disclosed by XPDN in the XPDN SEC Reports, there is no suit, claim, action, proceeding or investigation, pending or, to the knowledge of XPDN, threatened against XPDN or any of its subsidiaries or any or their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on XPDN or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by XPDN in the XPDN SEC Reports, XPDN is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on XPDN or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2. 10. Compliance with Applicable Law. Except as publicly disclosed by XPDN in the XPDN SEC Reports, XPDN holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "XPDN Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse
Effect on XPDN. Except as publicly disclosed by XPDN in the XPDN SEC Reports, XPDN is in compliance with the terms or the XPDN Permits, except where the failure so to comply would not have a Material Adverse Effect on XPDN. Except as publicly disclosed by XPDN in the XPDN SEC Reports, the business of XPDN is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.1.2 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on XPDN. Except as publicly disclosed by XPDN in the XPDN SEC Reports, no investigation or review by any Governmental Entity with respect to XPDN is pending or, to the knowledge of XPDN, threatened, nor, to the knowledge of XPDN, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which XPDN reasonably believes will not have a Material Adverse Effect on XPDN.

     Section 2.11. Employee Benefit Plans: Labor Matters.
                   -------------------------------------

     (a) Except as set forth in Section 2.11(a) of the XPDN Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by XPDN or any entity required to be aggregated with XPDN pursuant to Section 414 of the Code (each, a "XPDN Employee Plan"), no event has occurred and to the knowledge of XPDN, no condition or set of circumstances exists in connection with which XPDN could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on XPDN.

     (b) (i) No XPDN Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each XPDN Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to quality under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the XPDN Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any XPDN Stock Options, together with the number of XPDN Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result or the Share Exchange), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section. 2.11(c) of the XPDN Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. XPDN has furnished GALA with complete copies of the plans pursuant to which the XPDN Stock Options were issued. Other than the automatic vesting of XPDN Stock Options that may occur without any action on the part of XPDN or its officers or directors, XPDN has not taken any action that would result in any XPDN Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) XPDN has made available to GALA (I) a description of the terms of employment and compensation arrangements of all officers of XPDN and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating XPDN to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of XPDN who have executed a non-competition agreement with XPDN and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of XPDN with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of XPDN with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the XPDN Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any XPDN employee Plan or any agreement or arrangement disclosed under this Section 2.1.1 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of XPDN, threatened, between XPDN and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on XPDN. Neither XPDN nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by XPDN or any of its subsidiaries (and neither XPDN nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does XPDN know of any activities or proceedings of any labor union to organize any of its or employees. XPDN has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

          Section 2.12. Environmental Laws and Regulations.
                        ----------------------------------

     (a) Except as publicly disclosed by XPDN in the XPDN SEC Reports, (i) XPDN is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). except for non-compliance that would not have a Material Adverse Effect on XPDN, which compliance includes but is not limited to, the possession by XPDN or all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) XPDN has not received written notice of, or, to the knowledge of XPDN, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on XPDN; and (iii) to the knowledge of XPDN, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by XPDN, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on XPDN that are pending or, to the knowledge of XPDN, threatened against XPDN or, to the knowledge of XPDN, against any person or entity whose liability for any Environmental Claim XPDN has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.
                   -----------

     (a) Except as set forth in Section 2.13 of the XPDN Disclosure Schedule:
(i) XPDN has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of XPDN and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to XPDN have been paid in full or have been provided for in accordance with GAAP on XPDN's most recent balance sheet which is part of the XPDN SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to XPDN; (iv) to the knowledge of XPDN none of the Tax Returns of or with respect to XPDN is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to XPDN which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and. (ii.) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. XPDN has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on XPDN; and, to XPDN's knowledge, all leases pursuant to which XPDN leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of XPDN, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which XPDN has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on XPDN.

     Section 2.15. Intellectual Property.
                   ---------------------

     (a) XPDN owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "XPDN Intellectual Property Rights").

     (b) The validity of the XPDN Intellectual Property Rights and the title thereto of XPDN is not being questioned in any litigation to which XPDN is a party.

     (c) Except as set forth in Section 2.15(c) of the XPDN Disclosure Schedule, the conduct of the business of XPDN as now conducted does not, to XPDN's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any XPDN Intellectual Property Rights.

     (d) XPDN has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where XPDN has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance.
                   ---------
XPDN currently does not maintain general liability and otherbusiness insurance.

     Section. 2.17. LEFT BLANK INTENTIONALLY
                    ------------------------

     Section 2.18. Tax Treatment. ------------- Neither XPDN nor, to the knowledge of XPDN, any of itsaffiliates has taken or agreed to take action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for Principal XPDN Stockholder and the directors and executive officers of XPDN, each of whom is listed in Section 2.19 of the XPDN Disclosure Schedule, there are no persons who, to the knowledge of XPDN, may be deemed to be affiliates of XPDN under Rule 1-02(b) of Regulation S-X of the SEC (the XPDN Affiliates").

     Section 2.20. Certain Business Practices. None of XPDN or any directors, officers, agents or employees of XPDN has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. ----------------- Except as set forth in
Section 2.21 of the XPDN Disclosure Schedule, neither any Principal XPDN Stockholder, nor any officer or director of XPDN has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or XPDN Intellectual Property Rights, used in or pertaining to the business of XPDN, expect for the ordinary rights of a stockholder or employee stock option holder.

     Section 2.22. Opinion of Financial Adviser. ----------------------------
No advisers, as of the date hereof, have delivered to the XPDN Board a written opinion to the effect that, as of such date, the shares to be delivered to the holders of GALA shares is fair to the holders of XPDN Shares.

     Section. 2.23. Disclosure. ---------- No representation or warranty of XPDN in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GALA pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.24. No Existing Discussions. As of the date hereof, XPDN is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.25. Material Contracts.
                   ------------------

     (a) XPDN has delivered or otherwise made available to GALA true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which XPDN is a party affecting the obligations of any party thereunder) to which XPDN is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of XPDN taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of XPDN taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which XPDN is a party involving employees of XPDN); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stack or otherwise entered into since June 30, 2000; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "XPDN Contracts"). XPDN is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the XPDN Contracts is valid and enforceable in accordance with its terms, and there is no default under any XPDN Contract so listed either by XPDN or, to the knowledge of XPDN, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by XPDN or, to the knowledge of XPDN, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on XPDN.

     (c) No party to any such XPDN Contract has given notice to XPDN of or made a claim against XPDN with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on XPDN

                                    ARTICLE 3

                     Representations and Warranties of GALA

     Except as set forth on the Disclosure Schedule delivered by GALA to XPDN (the "GALA Disclosure Schedule"), GALA hereby represents and warrants to XPDN as follows;

     Section 3.1. Organization and Qualification.
                  ------------------------------

     (a) Each of GALA and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Affect (as defined below) on GALA . When used in connection with GALA , the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GALA and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in, which GALA and its subsidiaries are engaged, or (ii) that may impair the ability of GALA to consummate the transactions contemplated hereby.

     (b) GALA has heretofore delivered to XPDN accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GALA . Each of GALA and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GALA .

     Section 3.2. Capitalization of GALA .
                  -----------------------

     (a) The total authorized capital stock of GALA consists of one million (1,000,000) GALA common Shares, $.001 par value, one hundred (100) common Shares are currently issued and outstanding and there are ten thousand (10,000) shares of $100.00 par value preferred shares are authorized; 6,000 are presently outstanding. All of the outstanding GALA Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the GALA Disclosure Schedule, GALA is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the GALA Disclosure Schedule, between the date hereof and the Effective Time, no shares of GALA 's capital stock have been issued and no GALA Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GALA ,
(ii) securities of GALA or its subsidiaries convertible into or Exchangeable for shares of capital stock or voting securities of GALA except as provided for in
Schedule 3.2(c), (iii) options or other rights to acquire from GALA or its subsidiaries, or obligations of GALA or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or Exchangeable for capital stock or voting securities of GALA , or (iv) equity equivalents, interests in the ownership or earnings of GALA or its subsidiaries or other similar rights (collectively, "GALA Securities"). As of the date hereof there are no outstanding obligations of GALA or any of its subsidiaries to repurchase, redeem or otherwise acquire any GALA Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which GALA is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GALA .

     (d) Except as set forth in Section 3.2(d) of the GALA Disclosure Schedule, there are no securities of GALA convertible into or Exchangeable for, no options or other rights to acquire from GALA , and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of, any subsidiary of GALA .

     (e) The GALA Shares constitute the only class of equity securities of GALA or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the GALA Disclosure Schedule, GALA does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement Recommendation.
                  ---------------------------------------------------

     (a) GALA has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GALA (the "GALA Board"), and no other corporate proceedings on the part of GALA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding GALA Shares. This Agreement has been duly and validly executed and delivered by GALA and constitutes a valid, legal and binding agreement of GALA , enforceable against GALA in accordance with its terms.

     (b) The GALA Board has resolved to recommend that the stockholders of GALA approve and adopt this Agreement.

     Section 3.4. SEC Reports and  Financial Statements.
                  -------------------------------------
GALA  is not required to file forms, reports and documents with the SEC.

     Section 3.5. Information Supplied. -------------------- None of the information supplied or to be supplied by GALA for inclusion or incorporation by reference to (i) the XPDN Proxy Statement, 8-K or other SEC Report will, at the time the SEC Report is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of XPDN, if any, and at the times of the meeting or meetings of stockholders of XPDN to be held in connection with the Share Exchange, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of GALA 's stockholders to vote on the Share Exchange, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section. 3.6. Consents and Approvals; No Violations. ------------------------------------- Except as set forth in Section 3.6 of the
GALA Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD and the filing and recordation of the Share Exchange Certificate as required by the NCGL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by GALA of this Agreement or the consummation by GALA of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GALA .

     Neither the execution, delivery and performance of this Agreement by GALA nor the consummation by GALA of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of GALA or any of GALA 's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract agreement or other instrument or obligation to which GALA or any of GALA 's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GALA or any of GALA 's subsidiaries or any of their respective properties or assets except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GALA .

     Section 3.7. No Default. None of GALA or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GALA or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GALA , its subsidiaries or any of their respective properties or assets, except in the case or (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GALA. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GALA or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to GALA and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which GALA is aware by any party obligated to GALA or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes.
                  ----------------------------------------------
     Except as and to the extentdisclosed by GALA, neither GALA or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet or GALA and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on GALA . Except as disclosed by GALA , none of GALA or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GALA or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on GALA . Except as and to the extent disclosed by GALA there has not been (i) any material change by GALA in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles, (ii) any revaluation by GALA of any of its assets having a Material Adverse Effect on GALA , including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to
Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation.
                  ----------
     Except as set forth in Schedule 3.9 of the GALA Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GALA , threatened against GALA or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GALA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by GALA , none of GALA or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected 'to have a Material Adverse Effect on GALA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as disclosed by GALA, GALA and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and Governmental entities necessary for the lawful conduct of their respective businesses (the "GALA approvals which would not have a Material Adverse Effect on GALA . Except as disclosed by GALA , GALA and its subsidiaries are in compliance with the terms of the GALA Permits, except where the failure so to comply would not have a Material Adverse Effect on GALA . Except as disclosed by GALA , tile businesses of GALA and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GALA . Except as disclosed by GALA no investigation or review by any Governmental Entity with respect to GALA or its subsidiaries is pending or, to the knowledge of GALA , threatened, nor, to the knowledge of GALA , has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which GALA reasonably believes will not have a Material Adverse Effect on GALA .

     Section 3.11. Employee Benefit Plans, Labor Matters.
                   -------------------------------------

     (a) With respect to each employee benefit plan, program policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by GALA , any of its subsidiaries or any entity required to be aggregated with GALA or any of its subsidiaries pursuant to Section 414 of the Code (each, a "GALA Employee Plan"). No event has occurred and, to the knowledge of GALA, no condition or set of circumstances exists in connection with which GALA or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GALA .

     (b) (i) No GALA Employee Plan is or has been subject to Title IV or ERISA or Section 412 of the Code; and (ii) each GALA Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of favorable internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the GALA Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GALA Stock Options, together with the number of GALA Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Share Exchange), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3. ii (c) of the GALA Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GALA has furnished XPDN with complete copies of the plans pursuant to which the GALA Stock Options were issued. Other than the automatic vesting of GALA Stock Options that may occur without any action on the part of GALA or its officers or directors, GALA has not taken any action that would result in any GALA Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) GALA has made available to XPDN (i) a description of the terms of employment and compensation arrangements of all officers of GALA and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating GALA to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of GALA who have executed a non-competition agreement with GALA and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of GALA with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the GALA with or relating to its employees which contain change in control provisions.

     (e) Except as disclosed in Section 3.1.1(e) of the GALA Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GALA Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of GALA threatened, between GALA or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GALA . Neither GALA nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GALA or any of its subsidiaries (and neither GALA nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GALA know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. GALA has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.
                   ----------------------------------

     (a) Except as disclosed by GALA , (i) each of GALA and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on GALA , which compliance includes, but is not limited to, the possession by GALA and its subsidiaries of all material permits and other government, authorizations required under applicable Environmental Laws, and compliance with, the terms and conditions thereof; (ii) none of GALA or its subsidiaries has received written notice of; or, to the knowledge of GALA , is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on GALA ; and
(iii) to the knowledge of GALA , there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (U) Except as disclosed by GALA , there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GALA that are pending or, to the knowledge of GALA , threatened against GALA or any of its subsidiaries or, to the knowledge of GALA , against any person or entity whose liability for any Environmental Claim GALA or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters.
                   -----------

     Except as set forth in Section 3.13 of the GALA Disclosure Schedule: (i) GALA and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of GALA and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GALA and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on GALA 's most recent balance sheet which is part of the GALA SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period or limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GALA or its subsidiaries; (iv) to the knowledge of GALA none of the Tax Returns of or with respect to GALA or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to GALA or any of its subsidiaries which has not been abated or paid in, full.

     Section. 3.14. Title to Property.
                    -----------------

     GALA and each of its subsidiaries have good anddefensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GALA ; and, to GALA 's knowledge, all leases pursuant to which GALA or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GALA , under any or such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which GALA or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on GALA .

     Section 3.15. Intellectual Property.
                   ---------------------

     (a) Each of GALA and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "GALA Intellectual Property Rights").

     (b) Except as set forth in Schedule 3.15(b) of the GALA Disclosure Schedule the validity of the GALA intellectual Property Rights and the title thereto of GALA or any subsidiary, as the case may be, is not being questioned in any litigation to which GALA or any subsidiary is a party.

     (c) The conduct of the business of GALA and its subsidiaries as now conducted does not, to GALA 's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any GALA intellectual Property Rights.

     (d) Each of GALA and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GALA has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16.  Insurance.

     --------- GALA and its subsidiaries maintain general liability and other business insurance that GALA believes to be reasonably prudent for its business.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding GALA Shares is the only vote of the holders of any class or series of GALA 's capital stock necessary to approve and adopt this Agreement and the Share Exchange.

     Section 3.18. Tax Treatment.
                   -------------

     Neither GALA nor, to the knowledge of GALA , any of its affiliates has taken or agreed to take any action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of GALA , each of whom is listed in Schedule 3.19 of the GALA Disclosure Schedule, there are no persons who, to the knowledge of GALA , may be deemed to be affiliates of GALA under Rule 1-02(b) of Regulation S-X of the SEC (the "GALA Affiliates").

     Section 3.20. Certain Business Practices.
                   --------------------------

     None of GALA , any of its subsidiaries or any directors, officers, agents or employees of GALA or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 7.14 and
Schedule 3.21 of the GALA Disclosure Schedule, no officer or director of GALA has any interest in any material, property, real or personal, tangible or intangible, including without limitation, any computer software or GALA Intellectual Property Rights, used in or pertaining to the business of GALA or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the GALA Board a written opinion to the effect that, as of such date, the Exchange ratio contemplated by the Share Exchange is fair to the holders of GALA Shares.

     Section 3.24. Disclosure. No representation or warranty of GALA in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to XPDN pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof GALA is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.
                   ------------------

     (a) GALA has delivered or otherwise made available to XPDN true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which GALA is a party affecting the obligations of any party thereunder) to which GALA or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of GALA and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of GALA and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which GALA is a party involving employees of GALA ); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof; the "GALA Contracts"). Neither GALA nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the GALA Contracts is valid and enforceable in accordance with its terms, and there is no default under any GALA Contract so listed either by GALA of, to the knowledge of GALA , by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GALA or, to the knowledge of GALA , any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on GALA .

     (c) No party to any such GALA Contract has given notice to GALA of or made a claim against GALA with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on GALA .



                                    ARTICLE 4

                                    Covenants

     Section 4.1 - Conduct of Business of XPDN. Except as contemplated by this Agreement or as described in Section 4. of the XPDN Disclosure Schedule, during the period from the date hereof to the Effective Time, XPDN will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the XPDN Disclosure Schedule, prior to the Effective Time, XPDN will not, without the prior written consent of GALA :

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, share Exchange, consolidation, restructuring, recapitalization or other reorganization of XPDN (other than the Share Exchange);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of XPDN; or
(v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent XPDN from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2001 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2001 in amounts previously disclosed to GALA (to the extent that such compensation increases and new or amended bonus arrangements do not reset in a material increase in benefits or compensation expense to XPDN);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in, any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by share Exchange, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to XPDN; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to XPDN;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on XPDN;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of, contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of GALA . Except as contemplated by this Agreement or as described in Schedule 4.2 of the GALA Disclosure Schedule during the period from the date hereof to the Effective Time, GALA will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 4.2 of the GALA Disclosure Schedule, prior to the Effective Time, GALA will not, without the prior written consent of:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

      (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

      (d) adopt a plan of complete or partial liquidation, dissolution, share Exchange consolidation, restructuring, re-capitalization or other reorganization of GALA (other than the Share Exchange);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GALA or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GALA or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2001 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2001 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in, benefits or compensation expense to GALA );

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by share Exchange, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in, the ordinary course of business consistent with past practice which would be material to GALA ; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to GALA and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on, GALA ;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the GALA contained in this Agreement untrue or incorrect.

     Section 4.3 Other Potential Acquirers.
                 -------------------------

     (a) GALA , its affiliates and. their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition

     Section 4.4. Meetings of Stockholders. GALA shall take all action necessary, in accordance with the respective FBCA to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the FBCA and its charter.

     Section 4.5. OTC:BB Listing. The parties shall use all reasonable efforts to cause the XPDN Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board (OTC:BB).

     Section. 4.6. Access to Information

     (a) Between the date hereof and the Effective Time, XPDN will give GALA and its authorized representatives, and GALA will give XPDN and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, XPDN shall furnish to GALA , and GALA will furnish to XPDN, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.7. Additional Agreements. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of al third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Share Exchange and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, GALA and XPDN agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Share Exchange. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.8. Employee Benefits Stock Option and Employee Purchase Plans. Neither XPDN nor GALA has any, or ------------------------------------------------------------ contemplates the institution of Employee Benefit Plans.

     Section 4.9. Public Announcements. GALA , and XPDN will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Share Exchange, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by GALA or XPDN.

     Section 4.10. Indemnification.
                   ---------------

     (a) To the extent, if any, not provided by an existing right under one of the parties, directors and officers liability insurance policies, from and after the Effective Time, XPDN shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) XPDN shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to XPDN, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the FBCA or its certificate of incorporation or bylaws, (ii) XPDN will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the FBCA and XPDN's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to XPDN and the Indemnified Party; provided, however, that XPDN shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, or conflict on any significant issue between positions of any two or more Indemnified Parties.

      (b) In the event XPDN or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Acquiring corporation or entity or such consolidation or share Exchange or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of XPDN shall assume the obligations set forth in this
Section 4.11.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of XPDN and GALA and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in XPDN's and GALA 's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Share Exchange and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.11 are intended to be for the benefit of and shall be enforceable by, each indemnified Party, his or her heirs and his or her representatives.

     Section 4.11. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in, this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken other communication from any third party alleging that the consent of such third party is or may as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.





                                    ARTICLE 5

                Conditions to Consummation of the Share Exchange

     Section 5.1 Conditions to Each Party's Obligations to Effect the Share Exchange. The respective obligations of each party hereto to effect the Share Exchange are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the stockholders of GALA ; and

     (b) this Agreement shall have been approved and adopted by the Board of Directors of XPDN and GALA; and

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Share Exchange;

     (d) any waiting period applicable to the Share Exchange under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2 Conditions to the Obligations of XPDN. The obligation of XPDN to effect the Share Exchange is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of GALA contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on GALA ) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GALA shall have delivered to XPDN a certificate to that effect;

     (b) each of the covenants and obligations of GALA to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GALA shall have delivered to XPDN a certificate to that effect;

     (c) GALA shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Share Exchange as relates to any obligation, right or interest of GALA under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of XPDN, individually or in the aggregate, have a Material Adverse Effect on GALA ;

     (d) there shall have been no events, changes or effects with respect to GALA or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on GALA ; and

     Section 5.3 Conditions to the Obligations of GALA . The respective obligations of GALA to effect the Share Exchange are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of XPDN contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on XPDN) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing XPDN shall have delivered to GALA a certificate to that effect;

     (b) each of the covenants and obligations of XPDN to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing XPDN shall have delivered to GALA a certificate to that effect; and

     (c) there shall have been no events, changes or effects with respect to XPDN having or which could reasonably be expected to have a Material Adverse Effect on XPDN.

                                    ARTICLE 6

                         Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Share Exchange may be ----------- abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by XPDN's or GALA 's stockholders:

     (a) by mutual written consent of XPDN and GALA ;

     (b) by GALA or XPDN if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Share Exchange has not been consummated by September 30, 2001; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date,

     (c) by XPDN if (i) there shall have been a breach of any representation or warranty on the part of GALA set forth in this Agreement, or if any representation or warranty of GALA shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by September 30, 2001 (or as otherwise extended), (ii) there shall have been a breach by GALA of any of their respective covenants or agreements hereunder having a Material Adverse Effect on GALA or materially adversely affecting (or materially delaying) the consummation of the Share Exchange, and GALA , as the case may be, has not cured such breach within 20 business days after notice by XPDN thereof, provided that XPDN has not breached any of its obligations hereunder or (iii) XPDN shall have convened a meeting of its Board of Directors to vote upon the Share Exchange and shall have failed to obtain the requisite vote;

     (d) by GALA if (i) there shall have been a breach of any representation or warranty on the part of XPDN set forth in this Agreement, or if any representation or warranty of XPDN shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by September 30, 2001 (or as otherwise extended), (ii) there shall have been a breach by XPDN of its covenants or agreements hereunder having a Material Adverse Effect on XPDN or materially adversely affecting (or materially, delaying) the consummation of the Share Exchange, and XPDN, as the case may be, has not cured such breach within twenty business days after notice by GALA thereof, provided that GALA has not breached any of its obligations hereunder.

         Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith became void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, owners or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

       Section 6.3. Fees and Expenses. Except as specifically provided in this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may not be amended except by an instrument in writing signed on --------- behalf of the parties hereto.

         Section 6.5. Extension: Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.



                                    ARTICLE 7

                                  Miscellaneous

        Section 7.1. Nonsurvival of Representations and Warranties.
                     ---------------------------------------------

     The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

         Section 7.2. Entire Agreement; Assignment.
                      ----------------------------

     This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to GALA :
     GALA ENTERTAINMENT, INC.
     1717 N. Bayshore Drive, Suite 4256
     Miami, Florida 33132

  If to XPDN:
     XPEDIAN, INC.
     c/o Michael Heilman
     433 Maureen Lane
     Severna, Maryland 21146

  And copies of all notices to:
     L. Van Stillman, Esq.
    1177 George Bush Blvd.  Suite 308
     Delray Beach, Florida  33483
     (561) 330-9903

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law.
                  -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings.
                  --------------------

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.3. Certain Definitions.
                  -------------------

For the purposes of this Agreement, the term.:

     (a) "affiliate" means (except as otherwise provided in Sections 2.1.9, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.;

     (d) "knowledge" or "known means, with respect to any matter in question, if an executive officer of XPDN or GALA or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of XPDN, GALA or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which XPDN, GALA or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of XPDN, GALA or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merge, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Share Exchange.

     Section 7.11. Construction. XPDN and GALA have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 7.12. Counterparts.
                   ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but a which shall constitute one and the same agreement.

     Section 7.13 Termination After Effective Date. Gala may, at its election upon the happening of any of the following, "put" all stock issued hereunder by XPDN in exchange for the shares of GALA with the effect that this agreement shall be rescinded: (a) XPDN does not receive unrestricted capital, debt and/or equity, in the amount of Fifty Thousand Dollars ($50,000) on or before October 3, 2001. (b) XPDN does not receive unrestricted capital in addition to the foregoing amounts, debt and/or equity, in the amount of Two Hundred Thousand Dollars ($200,000) on or before October 23, 2001. (c) XPDN does not receive unrestricted capital in addition to the foregoing amounts, debt and/or equity, in the amount of Two Hundred Fifty Thousand Dollars ($250,000) on or before December 23, 2001. (d) XPDN does not receive unrestricted capital in addition to the foregoing amounts, debt and/or equity, in a minimum amount of Two Million Dollars ($2,000,000), net of all commissions and fees, on or before January 31, 2002. (e) XPDN does not obtain full, complete and unconditional releases of all claims against XPDN, its officers and directors from (a) Arnold Wrobel, his assigns. (f) A material breach of this Agreement by XPDN other than described in
(a) - (e) above. (g) Jeffrey Stoller is not President of XPDN and/or election of directors other than as indicated herein above as GALA designees except with the written consent of Jeffrey Stoller. (h) Failure to rescind, unwind, close or otherwise terminate the association, activity or business with/of Mel Jackson Financial Services (Charlotte, NC) within sixty (60) days from the date of this agreement.

     Section 7.14  Trademarks.  The trademarks "Gala," "Gala Girls" and "Gala
                   -----------
Entertainment" as well as the domain names www.galacabaret.com, www.galaentertainment.com and www.galagirls.com are the sole exclusive property of Jeffrey Stoller. As additional consideration for Buyer to enter into this agreement, Stoller agrees that Buyer may use the foregoing marks and domain names, provided Buyer is not in default of this agreement.

     In Witness Whereof each of the parties has caused this Agreement to be duly executed. on its behalf as of the day and year first above written.

                                                  XPEDIAN, INC.

                                                  By: /s/ Clyde Aycock
                                                  Name: Clyde Aycock
                                                  Title: President



                                                  GALA ENTERTAINMENT, INC.

                                                  By: /s/ Jeffrey Stoller
                                                  Name: Jeffrey Stoller
                                                  Title: President

                     XPDN DISCLOSURE SCHEDULE

Schedule 2.1 Organization                    See Amended Articles/Bylaws/Minutes

Schedule 2.6 Consents & Approvals            None Required

Schedule 2.7 No Default                      Not Applicable

Schedule 2.8 No Undisclosed Liability        None Exist

Schedule 2.9 Litigation                      None Exist

Schedule 2.10 Compliance with Applicable Law Not Applicable - full disclosed in
                                               1OKSB

Schedule 2.11 Employee Benefit Plans         Section 2.11(a) Not Applicable -
                                               None Exist

                                             Section 2.11(b) No Benefit Plan
                                               Exist

                                             Section 2.11( c) No Options Exist

                                             Section 2.E 1(d) No Agreements
                                               Exist

Schedule 2.12 Environmental Laws and Regs    Not Applicable

Schedule 2 13 Tax Matters                    None Exist

Schedule 2.14 Title to Property              None Exist

Schedule 2.15 Intellectual Property          None Exist

Schedule 2.16 Insurance                      None Exist

Schedule 2 1.7 Vote Required                 See Shareholder Meeting
                                             Certificate

Schedule 2.13 Tax Treatment                  Not Applicable

Schedule 2 19 Affiliates                     None Exist

Schedule 2.20 Certain Business Practices     None Exist

Schedule 2.21 Insider Interest               None Exist

Schedule 2.22 Opinion of Financial Adviser   Waived-None Exist

Schedule 4.1 Conduct of Business             See Amended & Restated Articles


                     GALA  DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock             Not Applicable

Schedule 3.2(c) Capital Stock Rights         $600,000  preferred  stock
                                                convertible  into  common
                                                (see alsoP. 1.6(b))

Schedule 3.2(d) Securities conversions       None Exist

Schedule 3.2 (f) Subsidiaries                Gala  owns  100% of  Hospitality
                                               Adventures  Ltd dba The
                                               Clubhouse GCG (Kansas City, Mo.)

Schedule 3.6 Consents & Approvals            None Required

Schedule 3.7 No Default                      Not Applicable

Schedule 3.8 No Undisclosed Liability        None Exist

Schedule 3.9 Litigation                      a) Lamar Outdoor Advertising vs.
                                                  Hospitality Adventures
                                                  ($22k, settled $470/month)
                                             b) Entercom vs. Hospitality
                                                  Adventures ($4300, settled
                                                  $1000)
                                             c) Present Industries vs. GEKC,Inc.
                                                 (the landlord of Hospitality
                                                 Adventures in Kansas City, Mo.
                                                 For a mechanics lien) (motion
                                                 for summary judgment to remove
                                                 lien filed, awaiting decision)

Schedule 3.10 Compliance with Applicable Law Not Applicable

Schedule 3.11 Employee Benefit Plans         Section 3.11(c) No Options Exist
                                             Section 3.11(c) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs    Not Applicable

Schedule 3.13 Tax Matters                    Payroll tax returns and payments.

Schedule 3.14 Title to Property              None Exist

Schedule 3.15(b) Intellectual Property       None Exist

Schedule 3.17 Vote Required                  See Shareholder Meeting Certificate

Schedule 3.18 Tax Treatment                  Not Applicable

Schedule 3.19 Affiliates                     Jeffrey Stoller, Michael Heilman

Schedule 3.20 Certain Business Practices     None Exist

Schedule 3.21 Insider Interest               None Exist

Schedule 3.22 Opinion of Financial Adviser   Waived - None Exist

Schedule 4.2 Conduct of Business             None Exist